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                                         Filed under Rule 424(c) of Regulation C
                                                      SEC File Number: 333-40449

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 3, 1997)

                                   $69,000,000

                             THE VANTIVE CORPORATION

                  4.5% Convertible Subordinated Notes due 2002

     The information in this Prospectus Supplement concerning the Recent Developments -- Stock Purchase Rights Plan supplements the statement set forth under the caption "The Company" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

     The information set forth under the caption "The Company" in the Prospectus is supplemented as follows:

                RECENT DEVELOPMENTS --STOCK PURCHASE RIGHTS PLAN

     On November 19, 1998, the Company's Board adopted a stock purchase rights plan which entitles the stockholders to purchase stock in the Company or an acquiror of the Company in the event of certain hostile efforts to acquire control of the Company. As part of this plan, the Board declared a dividend distribution of one preferred stock purchase right (a "Right") on each share of the Common Stock of the Company outstanding on December 15, 1998. Until the earlier of November 18, 2008 or the occurrence of certain events, each share of Common Stock of the Company issued pursuant to the Plan will include a Right. The stock purchase rights plan is described in the Company's Registration Statement on Form 8-A filed on December 18, 1998, which is incorporated by reference in the Company's Registration Statement for the securities offered under this Plan.

                The date of this Prospectus is December 21, 1998.